Exhibit 12


                         Santa Fe Pacific Corporation
         Statement of Computation of Ratio of Earnings to Fixed Charges
                           (as of March 31, 1994)
                         (In millions, except ratio)


                                                         Three Months Ended
                                                           March 31, 1994
                                                         ------------------
Earnings:

  Income from continuing operations
    before income taxes                                     $   113.0

  Less income of unconsolidated subsidiaries
    greater than distributions                                   (0.2)

  Amortization of capitalized interest                            0.6

  Fixed charges before interest
    capitalized (see below)                                      41.1
                                                            ----------
  Total Earnings                                            $   154.5
                                                            ==========

Fixed Charges:

  Interest expense including
    amortization of debt discount                           $    31.7

  Portion of rentals representing
    an interest factor                                            9.4
                                                            ----------
  Fixed charges before interest
    capitalized                                                  41.1


  Interest capitalized                                            3.0
                                                            ----------
  Total Fixed Charges                                       $    44.1
                                                            ==========

Ratio of Earnings to Fixed Charges                                3.5
                                                            ==========